UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION
STATEMENT UNDER SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

P.F. Chang's China Bistro, Inc.
(Name of Subject Company)

P.F. Chang's China Bistro, Inc.
(Name of Person Filing Statement)

COMMON STOCK, PAR VALUE $0.001 PER SHARE
(Title of Class of Securities)

69333Y108
(CUSIP Number of Class of Securities)

Richard L. Federico
Chief Executive Officer
P.F. Chang's China Bistro, Inc.
7676 East Pinnacle Peak Road
Scottsdale, Arizona 85255
(480) 888-3000
(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

With a copy to:

Cameron Jay Rains, Esq.
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
(858) 677-1400

[x] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Item 8.01 of the Current Report on Form 8-K filed by P.F. Chang's China Bistro, Inc., on May 3, 2012 is incorporated herein by reference.